Exhibit 10.10

HONG KONG UNITED METAVERSE LIMITED

HONG KONG UNITED METAVERSE LIMITED

And

Pak Shing Property Limited

SERVICE AGREEMENT

HONG KONG UNITED METAVERSE LIMITED

Table of Content

1	Service Scope	3
2	Fees and expenses	3
3	Support arrangement	4
4	Customer’s Obligation and Restriction	4
5	Limitation of liability	5
6	Other terms	5
7	Confidentiality	6
8	Data Protection	6
9	Rights in Deliverables	7
10	Rights of Third Parties	7
11	Force Majeure	7
12	Electronic Signatures	7
13	Governing law	7
14	Termination	8
APPENDIX - SCOPE OF WORK
1	Service Scope	10
2	Customer’s Responsibility	11

HONG KONG UNITED METAVERSE LIMITED

THIS SERVICE AGREEMENT (“Agreement”) is made and entered into as of the signing date (the “Effective Date”) by and between: -

Hong Kong United Metaverse Limited, a private limited company registered under the laws of Hong Kong, having its registered at Unit 1A, 10/F, C-Bons International Centre, 108 Wai Yip Street, Kwun Tong, HKSAR (“HKUM”); and

Pak Shing Property Limited, a private limited company registered under the laws of Hong Kong (“Customer “).

1	Service Scope

Provide marketing solutions and campaigns, membership and trading platforms. Refer to APPENDIX - SCOPE OF WORK in details.

2	Fees and expenses

For our custom-made marketing Services proposed above, HKUM will charge a non-refundable Service Fee as payment schedule below.

The relevant payment schedule is set out as follows:

Payment Schedule	Fee Payment
(HK$)

Initial Deposit for Project Commencement

30 Days after Initial Deposit

30 Days After Completion Report Duly Signed
(i.e. Upon Completion of the Services)

HONG KONG UNITED METAVERSE LIMITED

3	Support arrangement

●	Please refer to Appendix for detail service scope for our Services.

●	HKUM will provide

●	Please mention below information when placing service request call

¢	Company name

¢	Contact person and telephone number

¢	Problems

4	Customer’s Obligation and Restriction

●	Customer should settle all outstanding payments for additional service time; HKUM reserves the right to stop service to Customer if Customer fails to do so.

●	Provide access to and use of all information, internal resources, and facilities determined necessary by HKUM.

●	Customer must allow HKUM to keep system and network diagnostic and maintenance programs resident on Customer’s system or site for the exclusive purpose of performing diagnostics and maintenance. Prior to submitting a service request to HKUM, Customer may be required to assist HKUM in running these programs.

●	Customer warrants that all devices covered in this Agreement and all software and applications have not infringed on any third party intellectual property rights.

●	Customer agree to indemnify HKUM against all costs, claims, losses, liabilities and expenses against and incurred by HKUM and its directors, officers, employees, agents and contractors as a result of actual or any possible intellectual property rights infringement claims by Customer or third party.

●	Customer should maintain proper and adequate license on software, system and network and grant HKUM access and license for performance of service.

●	During the term and after two (2) years after the completion / termination this Agreement, whichever is earlier, Customer shall not solicit for employment or employ any employees of HKUM or independent contractor of HKUM.

HONG KONG UNITED METAVERSE LIMITED

5	Limitation of liability

●	HKUM is only responsible for providing services, advice and assistance to the Customer.

●	HKUM is not liable for the performance or nonperformance of hardware and software not stated in this agreement.

●	HKUM’s role is limited to provide advice, assistance and services to the Customer. HKUM should not be held responsible to Customer for any direct, incidental, consequential, special, indirect, punitive or third party damage or loss, whether in contract or in tort.

●	HKUM is not liable for any damage or claims made against Customer or HKUM that are caused by Customer’s failure to perform its obligations under “Customer’s Obligation and Restriction”.

●	HKUM shall not be responsible for any failure or delay in its performance of service caused beyond its reasonable control including but not limited to acts of God, civil unrest, government regulations, epidemics, war, terrorist act, riots, fires, explosions, floods, blackouts, and severe weather conditions.

●	HKUM has no liability to the Customer for all claims arising under or in connection with this Agreement whether in contract, tort (including negligence), under indemnity or otherwise to which claim arises.

●	Notwithstanding anything to the contrary contained in this Agreement, neither Party will be liable for:

o	special, indirect, incidental, punitive, exemplary or consequential loss or damages; and

o	damages, however caused, comprising or resulting from any loss, corruption or delay of data, and any loss of business, goodwill, revenue or profit.

6	Other terms

Each party will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations under this Agreement. The parties will attempt in good faith to resolve all disputes, disagreements, or claims between the parties relating to this Agreement. Unless otherwise required by applicable law without the possibility of contractual waiver or limitation, i) neither party will bring a legal action, regardless of form, arising out of or related to this Agreement or any transaction under it more than two years after the cause of action arose, and ii) after such time limit, any legal action arising out of this Agreement or any transaction under it and all respective rights related to any such action lapse.

HONG KONG UNITED METAVERSE LIMITED

7	Confidentiality

●	HKUM and the Customer acknowledge that any Confidential Information obtained from or relating to the HKUM and its authorized affiliates, shareholders, servants or agents in the course of the performance of this Agreement (or by any person employed or engaged by HKUM in connection with this Agreement) is the property and proprietary information of HKUM. The Customer shall keep confidential any information obtained under or in connection with the Agreement and shall not disclose the same to any third party; or use all or any part of such information other than reasonably necessary for the purpose of this Agreement, without the consent in writing of HKUM. The obligations of confidentiality in this Section shall not apply to:

o	any information in the public domain otherwise than by breach of the Agreement;

o	information in the possession of the receiving party thereof as evidenced by a writing or writings dated before any disclosure as aforesaid;

o	information obtained from a third party who is free to disclose the same; or information required to be disclosed by law.

●	HKUM and the Customer may disclose confidential information only to those directors, officers and employees on a need-to-know basis and shall ensure that such directors, officers, and employees are aware of and comply with these obligations as to confidentiality, as if they were the party to this Agreement.

8	Data Protection

●	Customer agrees that, HKUM may, in the course of maintenance services under this Agreement, collect personal information of Customer or any other personal information that is contained in log data or other data provided by Customer (collectively “Personal Information”).

●	HKUM shall process Personal Information in accordance with its privacy policy. Customer represents and warrants to HKUM that any appropriate measures (e.g. any required notice to or consent of data subjects) have been taken with respect to the Personal Information processed by HKUM (and, if any, its affiliates or other parties set forth in the privacy policy above, which may be located overseas) for maintenance services under this Agreement in accordance with the requirements under applicable privacy or data protection laws and regulations. In this Agreement, “personal information” means any personally identifiable information or personal data defined under applicable privacy or data protection laws and regulations or any information relating to an identified or identifiable natural person (“data subject”), which includes but not limited to an identification number and an online identifier.

HONG KONG UNITED METAVERSE LIMITED

9	Rights in Deliverables

Each party reserves the right to use any know-how utilized or acquired by it as a result of the project for its own benefit. or the benefit of its affiliates or third parties provided that such know-how does not form part of the intellectual property rights belonging to the other party either as a result of this Contract or otherwise and provided further that nothing in this Section shall allow a party to use or disclose confidential information of the other.

10	Rights of Third Parties

No person other than HKUM or Customer will have any right under the Contracts (Rights of Third Parties) Ordinance (Cap.623 of the Laws of Hong Kong) or equivalent ordinance in Macau to enforce or enjoy the benefit or any of the provisions of this Agreement.

11	Force Majeure

If HKUM is prevented by any circumstances beyond its reasonable control from performing the service, then HKUM will be entitled to delay such delivery or performance whilst such circumstances continue.

12	Electronic Signatures

The parties agree that this Agreement, the addendum, appendix, supplementary document and/or statement of work may be signed either by hand or electronically. The parties further acknowledge and agree that the words “execution,” “signed,” “signature,” and words of like import in this Agreement shall, apart from handwritten signatures, include electronic signatures being images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf “, “tif” or “jpg”) through e-mail and other electronic signatures (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such electronic signatures are the same as handwritten signatures for the purpose of validity, enforceability, and admissibility.

13	Governing law

●	This Agreement shall be governed by the laws of Special Administrative Region of Hong Kong and all contractual or non-contractual disputes shall be subject to exclusive jurisdiction of the Courts of Hong Kong.

●	This Agreement constitutes the entire agreement between the Customer and HKUM and no representation or statement not contained in Agreements shall be binding on HKUM as a warranty or otherwise. No alternation, waiver or modification shall be valid unless signed by both parties.

HONG KONG UNITED METAVERSE LIMITED

14	Termination

This Agreement shall be effective as of the signoff date and shall remain in effect until completion of project. Either party may early terminate this Agreement upon the occurrence of one or more of the following events:

●	The failure of a party to make payment of any undisputed amounts when due and the expiration of fifteen (15) calendar days from receipt of notice thereof; or

●	The failure of a party to comply with any material term or condition of this Agreement after the non-defaulting party has provided the other party fifteen (15) days prior written notice specifying the nature of such default and the defaulting party fails to commence to cure such default within such fifteen (15) day period, or if a longer time is required by the defaulting party, then from that time period, which shall not be unreasonable; or

●	The dissolution or liquidation of the other party, the insolvency or bankruptcy of the other party, the institution of any proceeding by or against the other party under the provisions of any insolvency or bankruptcy law; the appointment of a receiver of any of the assets or property of the other party, or the issuance of an order for an execution on a material portion of the property of the other party pursuant to a judgment; or

●	At least thirty (30) days prior written notice.

In the event of termination under this Section for any reason, App It shall be paid for all Services performed, but not yet invoiced, for any Deliverable based upon the terms, conditions and prices set forth in this Agreement.

HONG KONG UNITED METAVERSE LIMITED

We hereby agree that we have read, understood and agreed to abide by the terms and conditions in this Agreement and scope. Once accepted, there will be a legally binding agreement between us.

Signed for and on behalf of	Signed for and on behalf of
Hong Kong United Metaverse Limited

Authorised Signature	Authorised Signature

Date:	Date:

HONG KONG UNITED METAVERSE LIMITED

APPENDIX - SCOPE OF WORK

THIS AGREEMENT is made on:

1	Service Scope

A.	3D Stimulation Property Development Projects, Marketing & Sales Solution

HONG KONG UNITED METAVERSE LIMITED

2	Customer’s Responsibility

A.	Preparation Work

Before requesting HKUM to perform services, customer should perform the below tasks:

●	Provide the expected parameters, models, and other related information to HKUM.

Service scope accepted and confirmed by

Authorised Signature

Date: